UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2003

METRO ONE TELECOMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Oregon	0-27024	93-0995165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11200 Murray Scholls Place, Beaverton, Oregon	97007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (503) 643-9500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Required FD Disclosure.

                On May 26, 2003, Metro One Telecommunications, Inc. announced that it had launched “Infone”™—a service that provides enhanced directory and personal assistant services directly to consumers.

                This new Infone service to consumers is subject to all the risks and uncertainties described in our reports filed with the Securities and Exchange Commission.  In order to build awareness among consumers and encourage them to sign up for these services, we have embarked upon a national advertising and marketing campaign that has required commitments of nearly $30 million and may require that further advance commitments be made before we are able to fully gauge the extent of consumer acceptance.  These expenditures will necessarily precede the receipt of revenues from customers for the Infone services.  If our customer base and related number of calls for this service do not grow to generate sufficient levels of revenue on a timely basis, or our financial and pricing assumptions are not accurate, these advertising and marketing expenses may materially exceed our Infone-related revenues, resulting in losses and pressure on our liquidity and capital resources.  In such event, we may need additional financing, but there can be no assurance that such financing would be available or that the terms offered would be acceptable to us.  While the Infone service is in its initial stages and until we gain more experience with consumer acceptance, it will be difficult to predict our future results of operations.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)         Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Press Release, dated May 26, 2003

Item 9.      Regulation FD Disclosure.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of Metro One Telecommunications, Inc., dated May 26, 2003.

The information in Item 9 of this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section.  Furthermore, the information in Item 9 of this Current Report on Form 8-K, including the exhibit, shall not be deemed to be incorporated by reference into the filings of Metro One Telecommunications, Inc. under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 26, 2003

Metro One Telecommunications, Inc.

By:	/s/ Timothy A. Timmins
Timothy A. Timmins
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 26, 2003